UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 5, 2007

THE BOMBAY COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7832	75-1475223
(Commission File Number)	(I.R.S. Employer Identification No.)

550 Bailey Avenue, Fort Worth, Texas	76107
(Address of Principal Executive Officers)	(Zip Code)

(817) 347-8200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CF                    R 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CF                   R 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

The information provided below in Item 2.03 below is hereby incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 25, 2007, The Bombay Company, Inc. and certain of its subsidiaries (collectively, the “Company”) signed an agreement for a new $10 million, secured term loan facility (“Term Loan”) with a fund managed by GB Merchant Partners, LLC (“Term B Lender”), contingent on the execution of other agreements subsequently executed on June 4 and 5, 2007.  The parties executed certain of the principal documents concerning the Term Loan and the amendment to the existing $125 million secured revolving credit facility (the “Revolver”) with General Electric Capital Corporation (“Senior Lender”) on May 25, 2007, and worked to conclude and execute certain other agreements relating to the Term Loan and the Revolver by June 4, 2007. Certain of the remaining agreements were executed on June 4, 2007. The parties agreed to extend the June 4, 2007 target date until June 6, 2007 and all remaining agreements were executed on June 5, 2007. The Term Loan is coterminous with the Revolver. The Term Loan will provide incremental liquidity to fund working capital requirements and other corporate needs.

The Term Loan is secured by a first priority perfected security interest in all of the Company’s unencumbered furniture, fixtures and equipment, leases and leaseholds, general intangibles, including the brand name, a pledge of the stock of certain of the Company’s wholly-owned subsidiaries, certain other collateral, and a second priority security interest in all other assets that are subject to the Senior Lender’s security interest, including the Company’s accounts receivable, inventory, cash, deposit accounts, real estate, and other assets constituting collateral for the Revolver.

The provisions of the Term Loan agreement include a commitment fee equal to 1% of the principal amount of the loan, which is being amortized over the term of the agreement. Borrowings bear interest at the London Interbank Offered Rate plus 7%, which is payable monthly. The Term Loan may be prepaid in full and terminated at any time, subject to payment of a prepayment fee based on the original principal amount equal to 2% in the first year, and 1.5% in the second year.

The Term Loan agreement contains no covenants regarding the maintenance of financial ratios, but does include other customary covenants including, but not limited to:

•
a requirement that the Company must maintain under its Revolver with its Senior Lender the lesser of i) 10% of the aggregate borrowing base; or ii) a) $10,000,000 availability through November 30, 2007, and b) $15,000,000 availability thereafter, provided that this latter amount may be adjusted by the Term B Lender based on its acceptance of a the Company’s business plan for the following fiscal year;

•
a requirement that the aggregate amount owed to the Term B Lender and the Senior Lender, including all letter of credit obligations, not exceed 60% of the value of eligible inventory valued at cost as of December 31, 2007;

•	a requirement that the Company report to the Term B Lender certain financial and operational information on a recurring basis;

•	restrictions regarding the incurrence of debt by the Company;
•	restrictions regarding the creation of liens on assets of the Company;

•	restrictions regarding dissolution, liquidation or merger of the Company;
•	restrictions regarding the Company making certain investments, advances and loans;

•	restrictions regarding the sale, transfer or other disposition of assets of the Company; and
•	restrictions regarding transactions with affiliates of the Company.

Furthermore, the Term Loan agreement allows the Company to acquire shares of its common stock and to declare and pay dividends, so long as:

•	no default or event of default shall have occurred and be continuing;
•	immediately after giving effect thereto and for the two fiscal quarters then ended immediately prior, availability under the Revolver is at least $25 million; and
•	certain other conditions are satisfied.

The Company may also declare and pay any dividends on and may acquire shares of its common stock in exchange for common stock or other equity interests in the Company.

The Term Loan agreement also contains customary events of default including, but not limited to, the failure on the part of the Company to satisfy the above-described covenants. If an event of default occurs and is continuing, the lender may elect to pursue remedies including, but not limited to:

•	declaring all obligations immediately due and payable;
•	terminating the Term Loan; or
•	liquidating the collateral for the benefit of the Term B Lender.

The Term Loan maturity date is October 24, 2011.

In connection with entering into the Term Loan agreement, the Company’s Revolver with its Senior Lender was amended to permit the Term Loan. Additionally, the amendment calls for the Revolver to be secured by a second priority security interest in all of the Company’ unencumbered furniture, fixtures and equipment, leases and leaseholds, general intangibles, including the brand name, a pledge of the stock of certain of the Company’s wholly-owned U.S. subsidiaries and 65% of the stock of its Canadian subsidiary, and certain other collateral. The amendment also provides for a prepayment fee of $200,000 in the event the Revolver is terminated within two years following the effective date of the amendment. The effective date of the amendment is May 25, 2007.

Copies of certain of the agreements are attached to this Current Report as Exhibits 10.1 through 10.11 and are incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No. Description

10.1	Term Loan Agreement

10.2	Guaranty and Security Agreement

10.3	Pledge Agreement

10.4	Promissory Note

10.5	Second Lien Deed of Trust, Security Agreement, Assignment of Leases and Rent and Fixture Filing

10.6	Amended and Restated Canadian Security Agreement

10.7	Amendment No. 1 to Credit Agreement

10.8	Amendment No. 1 to Guaranty and Security Agreement

10.9	Canadian Security Agreement

10.10	Intellectual Property Security Agreement

10.11	Intellectual Property Security Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BOMBAY COMPANY, INC.
(Registrant)

Date: June 11, 2007	By: /s/ ELAINE D. CROWLEY
Elaine D. Crowley Senior Vice President, Chief Financial Officer and Treasurer